Exhibit 10.12

MASTER PURCHASE AGREEMENT

This Master Purchase Agreement (this “Master Purchase Agreement” or this “Agreement”) is made as of November 22, 2017 (the “Effective Date”), by and between RED.com, LLC, a Nevada Limited Liability Corporation, for itself and its subsidiaries and affiliates (“RED”), and CloudMinds (Hong Kong) Ltd., a Hong Kong Company with a registered office located at 10/F, Hongkong Offshore Centre, No. 28 Austin Avenue, Tsim Sha Tsui, Kowloon, Hong Kong (“CloudMinds”).

WITNESSETH

WHEREAS, RED and CloudMinds desire to cooperate with each other in the design, manufacturing and sales of a holographic display smart phone with multi-module support  called the RED Phone (code name A2H in CloudMinds) and relevant materials and services.

WHEREAS, RED intends to brand, promote, sell, and distribute the Products to global markets and CloudMinds intends to design, manufacture and sell the Products to RED.

NOW THEREFORE, in consideration of the mutual promises contained herein, and for other good and valuable consideration, the Parties hereby agree as follows:

1.                                      DEFINITIONS

As used in this Master Purchase Agreement, the following terms will have the respective meanings assigned to them below:

1.1                               “Acknowledgement” is defined in Section 4.7.

1.2                               “Background Technology” means all Technology and Intellectual Property Rights relating to Products that are either (i) owned, developed, conceived, obtained, acquired by or licensed to a Party prior to the Effective Date of this Master Purchase Agreement or (ii) developed, conceived, reduced to practice, obtained, licensed, or acquired by a Party independently of this Master Purchase Agreement.

1.3                               “Bill of Materials” or “BOM” as referenced in Section 6.1.

1.4                               “China Market” means the People’s Republic of China, including Hong Kong S.A.R., Macao S.A.R. and Taiwan.

1.5                               “Delivery Date” means the date on which the Products are to be delivered to the logistics carrier designated by RED within ninety (90) days after receiving the Down Payment from RED.

1.6                               “Documentation” means, in electronic or written format, all technical manuals, Products descriptions and specifications, training materials and supporting materials prepared and authorized by CloudMinds that are related to the Products listed in Exhibit A.

1.7                               “Epidemic Failure” means that certain percentage of any lot, batch or other separately distinguishable manufacturing run of Products delivered to Customer is found to be defective with the same or similar defects resulting from the same root cause.

1.8                               “Final Deliverable” shall mean the final Product prototype (after passing through the various product development stages including production validation, design validation, and engineering validation prototypes) that has been approved by RED and is manufactured under the Manufacturing Services Agreement.

1.9                               “Final Price of the Products” or “FPP” is defined in Section 6.1.

1.10                        “First Year” shall mean the timeframe that coincides with the start of Mass Production Volume Sales and ends twelve (12) months thereafter.

1.11                        “Gross Margin” or “GM” is defined in Section 6.1.

1.12                        “Improvements” include but is not limited to any enhancements, improvements, or derivatives works.

1.13                        “Indemnified Parties” is defined in Section 10.5.1.

1.14                        “Initial Term” is defined in Section 14.1.

1.15                        “Insolvency Event” is defined in Section 14.2.

1.16                        “Intellectual Property Rights” means copyright rights (including the exclusive right to reproduce, modify, make derivative works, distribute, publicly display and publicly perform the copyrighted work), rights in mask works, trademark rights (including rights in trade names, trademarks, service marks, and trade dress), patent rights (including the exclusive right to make, use, import, sell and offer for sale), industrial design rights, trade secret rights, moral rights, rights of publicity and all other intellectual property rights as may exist now and/or hereafter come into existence and all renewals and extensions thereof, regardless of whether such rights arise under the law of the United States or any other jurisdiction.

1.17                        “LCM Modules” is defined in Section 11.2.

1.18                        “Long Lead-Time Components” or “LLT Components” means components of the Products that have a lead-time of more than two (2) months. Such LLT components  to be listed out in Exhibit B.

1.19                        “LRP” or “Third-party license and royalty payments” is defined in Section 6.1.

1.20                        “Manufacturer” means * Co., Ltd, a company incorporated in P.R.C and having its registered office at Shen Zhen of China, or any other agreed manufacturers.

1.21                        “Manufacturing Value Added” or “MVA” is defined in Section 6.1.

1.22                        “Mass Production Volume Sales” means successful completion of PVT with at least * thousand  units accepted by RED and delivered to RED’s designated carrier or freight forwarder.

1.23                        “Non-Cancellable Order” means the binding units RED shall purchase within the first year after the Effective Date defined in Section 4.6.

1.24                        “Part(s)” means any component, subassembly, field replaceable unit, battery or other module of the Products.

1.25                        “Products” means a holographic display smart phone with multi-module support as supplied with RED’s logo and brands, as further described in Exhibit A of this Agreement, including Parts and Software embedded in such products, and all modifications, changes and improvements made to such products, Parts and Software during the Term of this Agreement.

1.26                        “Products Transfer Price” or “PTP” is defined in Section 6.1.

1.27                        “Purchase Order” or “Order” has the meaning attributed to it in Section 4.4 of this Master Purchase Agreement.

1.28                        “RED Consigned Components and Materials” is defined in Section 11.1.

1.29                        “RED Territory” shall initially mean worldwide, subject to any joint venture, agency or distribution arrangement that the Parties may agree pursuant to Section 12.1.

1.30                        “RED Unique Component” means a component used in the Products that is exclusive and/or proprietary to RED due to RED-proprietary design or Intellectual Property Rights. For clarity, RED Unique Components include all components identified as such by RED from time to time in Schedule C.

1.31                        “Renewal Terms” is defined in Section 14.1.

1.32                        “Software” means versions of computer programs, including software or firmware, provided in or with the Products and all modifications, changes and improvements made to such computer programs during the Term of this Agreement.

1.33                        “Specifications” means the technical, design, and performance specifications applicable to the Products that are in effect as of the date the Products are shipped to RED, which are set forth in Exhibit A (subject to amendment from time to time upon mutual agreement by the parties in writing).

1.34                        “Subscriber Data” means information or data that identifies the Product user individually, or that when compared to or otherwise combined or processed with other information enables an individual Product user to be identified. For greater certainty, “Subscriber Data” includes, without limitation, user name or ID, account number, individual usage data, user profile or preferences, credit card or other payment information, mailing address, email address, landline or cellular telephone numbers, Social Security number, date of birth, address, other personal information, any call-associated data, including without limitation, internet address or  other similar identifying designator associated with a communication, any billing records, the time, date, size, duration of a communication or physical location of equipment used in connection with a communication, or the content of any Product user communication.

1.35                        “Technology” means any concept, discovery, invention, development, technology, work of authorship, trade secret, software, firmware, library, component, tool, process, method, technique, know-how, show-how, data, plan, formula, device, apparatus, specification, design, documentation or other material or information, tangible or intangible, whether or not it may be patented, copyrighted or otherwise protected (including all versions, modifications, enhancements, improvements, and derivative works thereof).

1.36                        “Total Order Volume” or “TOV” is defined in Section 6.1.

2.                                      STRATEGIC SUPPLIER PARTNERSHIP FOR PRODUCTS

2.1                               Purpose. CloudMinds will develop Products as specified by RED and agrees to sell and/or license such Products to RED for any purpose, including its use, or for resale or license to its customers, as supplied or under logo and brands of RED or its customers. Products specified as RED Products from time to time will be set forth  on Exhibit A together with the Product specifications and any other Product specific terms, including, as applicable, statements of work.

2.2                               Distribution. Subject to any joint venture, agency or distribution arrangement that the Parties may agree pursuant to Section 12.1, RED will have exclusive global rights to sell and distribute the Products and CloudMinds will not sell, lease, license, donate, distribute or otherwise transfer the Products itself or to any other party without RED’s prior written permission.

2.3                               Manufacturer. To the extent CloudMinds desires to use a Manufacturer to manufacture all or part of the Products, CloudMinds will provide RED with a list of each Manufacturer under consideration prior to making any commitment to Manufacturer. RED will be permitted access to audit the Manufacturer and a collaborative decision will be made by CloudMinds and RED before any manufacturer is approved for RED Products. CloudMinds will require Manufacturer and their respective agents and employees to be bound by terms similar to those applicable to CloudMinds hereunder, for which RED is permitted to be part of the negotiation for the Manufacturing Service Agreement (MSA) and will have full transparency to ensure compliance.

The Parties hereby agree that CloudMinds, Manufacturer, and RED will meet to align the below critical terms:

(a)                                 Inventory plan by BOM item, cost and AVL, including VMI, raw, wip, FG, NCNR, MOQ, lead times, and Long Lead-Time items.

(b)                                 Supply chain and logistics strategy, including sourcing the strategy by BOM item.

(c)                                  RED payments to CloudMinds (or Manufacturer as required) based on requirements from Manufacturer (turns, cash cycle days, risk mitigation) and suppliers, and what is needed for program execution success based on findings from the aforementioned (a) and (b).

(d)                                 Approval process for changes to any items in the aforementioned (a) through (c). RED will have audit rights over all CloudMinds’ contracts and transactions with any Manufacturer or subcontractor and will receive any inventory and manufacturing reports provided by Manufacturer. CloudMinds must not make any change to its manufacturing process or location (currently located at Shenzhen, China with Manufacturer) without prior written approval from RED. CloudMinds shall notify RED a minimum of 6 months in advance of any manufacturing process or location change to provide sufficient lead time for CloudMinds and RED to plan and execute qualification, including samples qualification on Products.

2.4                               Continuity of Supply. If a “Trigger Event” (as defined below) occurs, either CloudMinds or RED (or both) may notify CloudMinds’ Manufacturer(s), and RED shall thereafter be entitled to purchase Products directly from CloudMinds’ Manufacturer(s) pursuant to the terms of the Authorization Letters attached hereto as Exhibit F (if Manufacturer(s) agrees) or similar terms of Letters agreed by Manufacturer(s) after negotiating with Manufacturer(s). “Trigger Event” shall mean any of the following: (i) CloudMinds becomes insolvent or makes a general assignment for the benefit of its creditors or dissolves; or (ii) a voluntary or involuntary petition or proceeding is commenced by or against CloudMinds under the Federal Bankruptcy Act or any other statute of any state or country relating to insolvency or the protection of the rights of CloudMinds’ creditors or any other insolvency or bankruptcy proceeding or other similar proceeding for the settlement of CloudMinds’ debt is instituted and is not dismissed within 120 days from the date of such filing; (iii) a receiver of all or substantially all of CloudMinds’ property is appointed; or (iv) failure by CloudMinds to timely pay Manufacturer for Manufacturer’s services. If a Trigger Event occurs, CloudMinds will provide reasonable and adequate technical support to assist RED with its purchase of the Products from CloudMinds’ Manufacturer(s). CloudMinds will deliver to RED an executed copy of an Authorization Letter agreed by the Manufacturer of the Products, and a mutually agreed irrevocable Special Power of Attorney to execute the Authorization Letter.

3.                                      CLOUDMINDS’ OBLIGATION

3.1                               Treat all Orders issued by RED with diligence;

3.2                               Use its best efforts to provide RED with technical assistance as is necessary to assist RED with the technical evaluation of Products;

3.3                               Make available to RED the services of suitably qualified staff to provide to RED and their employees training in matters relating to the Products as are specified  in  Exhibit D. CloudMinds agrees to provide the training at no additional fee to RED;

3.4                               Inform RED of all modification in the Products at least three (3) months before entering into effect of said modification, and obtain RED’s approval of any modification, including RED’s approval to any BOM or AVL changes;

3.5                               Develop and supply any Products in accordance with this Agreement, any Orders subject to this Agreement and within the milestone schedule agreed between the Parties;

3.6                               Be accountable for delivery deadlines stipulated and agreed in the Orders;

3.7                               Fully meet RED’s requirements specified in Specifications or Orders as agreed by both parties;

3.8                               Manage and ensure compliance with the various procedures set forth by this Agreement;

3.9                               Without prejudice to CloudMinds’ obligations to perform this Agreement and the Order in question, inform RED promptly of difficulties of any suppliers preventing the implementation of the Agreement and related Order and the countermeasures undertaken by CloudMinds;

3.10                        Obtain all necessary third party licenses as required under Sections 9.1 and 10.4 of this Agreement and necessary licenses for exporting the Products from mainland China; and

3.11                        Ensure that RED is fully indemnified per Warranty coverage by manufacturer and material vendors as defined in this Agreement;

3.12                        Disclose CloudMinds product and service roadmap to RED sufficiently in advance and in sufficient details to provide RED with a competitive edge;

3.13                        Provide RED with all necessary support and maintenance for the Product throughout the duration of the Warranty in order to ensure continual functionality and meet the Product Specifications.

4.                                      SALE AND PURCHASE OF PRODUCTS

4.1                               Sales and Purchase. CloudMinds agrees to sell to RED and RED agrees to buy from CloudMinds the Products in accordance with the terms and conditions set forth in this Master Purchase Agreement.

4.2                               Forecast. During the first week of each month, RED shall provide a six (6) month non-binding rolling forecast to CloudMinds (the “Forecast”). Each such Forecast shall include estimates of monthly Products requirements and will be used only for production and capacity planning purposes.

4.3                               Quotation. CloudMinds shall give a quotation based on the forecast volume. The unit price of Products will be calculated based on the mutually agreed cost reduction plan referenced in 13.1 below, the market condition and according to the Calculation Method defined in Section 6.1.

4.4                               Purchase Orders. RED may order the Products by submitting to CloudMinds a written or electronic purchase order in accordance with the terms and conditions of this Master Purchase Agreement (“Purchase Order” or “Order”). Unless otherwise agreed between the parties, RED shall deliver Purchase Order to CloudMinds for the Products at least 90 days prior to the requested Delivery Date. CloudMinds shall ship out the Products within 90 days after receiving RED’s Down Payment according to Section 5. Each Purchase Order will specify: (a) the requested quantity of Products, (b) the desired Delivery Date, (c) the issue date, (d) shipment address, contact name, and fax, e-mail, or telephone number, (e) billing addresses, and (f) customer account number (if applicable). If CloudMinds is able to fulfill a Purchase Order in whole or in part prior to the scheduled Delivery Date, CloudMinds shall notify RED of the earliest Delivery Commitment Date and the quantity of Products that will be delivered.

4.5                               Minimum Order Quantity (“MOQ”) of Units. The MOQ for each Purchase Order shall be * units. RED shall order no fewer than the MOQ in each Purchase Order.

4.6                               Non-Cancelable Orders and NRE Cost.

4.6.1                     Non-Cancelable Orders. RED intends to purchase * million  units of the Products from CloudMinds. RED acknowledges that CloudMinds’ commitment to Product development, competitive pricing and cost transparency may include costs of R&D (exclusive ID), IPR, Certifications for open market, Materials Purchases and Manufacturing. RED therefore agrees that orders for at least * units in the First Year (“Non-Cancelable Orders”) are necessary to support such development costs. If RED does not meet the Non-Cancelable Orders quantity in the First Year, then the total amount owed by RED for the First Year will include Supplemental NRE payments as described in Section 4.6.3. To be clear, RED is under no binding obligation to purchase any units beyond the agreed Non- Cancellable Orders..

4.6.2                     Estimated NRE Cost. Both parties agree that Exhibit G represents the current best estimate of total NRE expenditure for the Product (“Estimated NRE Cost”), and that CloudMinds will not pay or commit to any new monthly expenditures in Exhibit G without prior approval by RED. Both parties agree to review and update Exhibit G on a monthly basis, whereby RED can also approve, deny, or further deliberate on expenditure commitments commencing in the upcoming month (“Monthly NRE Review”). If RED does not approve or deny such monthly expenditures within three (3) working days after receiving the Monthly NRE Review minutes, any items awaiting RED approval will be automatically approved by default. CloudMinds shall not be liable for any delay caused by the Monthly NRE Review approval process and or new requests by RED.

4.6.3                     NRE Cost True-Up. Within thirty (30) days of paying for all line items in Exhibit G, CloudMinds will provide RED with the total actual costs for all such line items along with documented proof of such costs (“Actual NRE Cost”). RED and CloudMinds agree to then finalize the Non-Cancelable order quantity so that the aggregate Gross Margin on such quantity remains equal to the Actual NRE Cost. RED agrees that the Actual NRE Cost will be paid in full to CloudMinds with the sum of the following payments:

•                  Gross Margin throughout the First Year as defined in Section 6.1

•                  Supplemental NRE paid within whichever date is sooner:

•                  Fifteen (15) days after the First Year, or

•                  Fifteen (15) days after (i) RED notifies CloudMinds that all future monthly NRE expenditures will not be approved as per the process defined in Section 4.6.2 or that the Product is End of Life within the First Year and (ii) CloudMinds has supplied RED with documented proof of the Actual NRE Cost.

(referred to as the “Supplemental NRE” in either case).

Supplemental NRE Amount. RED does not owe Supplemental NRE if the aggregate quantity of Non-Cancelable Orders is surpassed in the First Year; otherwise the Supplemental NRE is equal to the Actual NRE Cost minus the Gross Margin on Purchase Orders in the First Year.

4.6.4                     Summary of Scenarios.

Scenario	Units Ordered by RED in First Year	Final Cost to RED
Incomplete Launch	Mass Production Volume Sales not surpassed

RED notifies CloudMinds to cease all future NRE expenditure and pays Actual NRE Cost to date based on RED approvals from the Monthly NRE Review. No Gross Margin is owed on any units not ordered, but RED may owe CloudMinds for Long Lead-time Components if within three (3) months of initiating Mass Production Volume Sales.

Low Order Volume	Non-Cancelable Orders or less	RED pays CloudMinds a combination of Gross Margin on units and Supplemental NRE that is pro-rated based on the shortfall from Non-Cancelable Orders quantity.
High Order Volume	Non-Cancelable Orders and greater	RED only pays Gross Margin on units ordered.

4.7                               Acceptance of Purchase Order. Purchase Orders will be deemed a firm offer from RED. No Purchase Order will be binding upon CloudMinds unless and until accepted by CloudMinds in a written or electronic acknowledgment delivered to RED (“Acknowledgement”). CloudMinds shall confirm in writing to RED within three (3) working days after receiving RED’s Purchase Order. CloudMinds will use its best efforts to accept the Purchase Order. CloudMinds shall issue related Purchase Order to the Manufacture within 3 working days after Acknowledgement.

4.8                               Changes to Purchase Orders. Any change to a Purchase Order requested by RED more than sixty (60) days prior to the Delivery Date will be accepted by CloudMinds; provided, however, if the requested change requires additional LLT Components and any other components that are not available on a timely basis, CloudMinds will inform RED of all additional costs to meet RED’s request, or the best alternative to meet RED’s request. If the requested change reduces the number of LLT Components and any other components, CloudMinds will hold the excess amount of these Components for future Purchase Orders unless otherwise directed by RED. The storage period for such excess amount of components shall be not exceed sixty (60) days. Otherwise, RED shall compensate the actual additional storage cost of CloudMinds. Any change to a Purchase Order requested by RED less than sixty (60) days prior to the Delivery Date must be mutually agreed upon by the Parties in written or electronic notifications, and may require a change in fees reflecting the inclusion, deletion or substitution of Products, as well as the actual cost additionally incurred by CloudMinds as agreed between the Parties. RED will pay for long lead time or other components not sourced by Manufacturer. All items not sourced by Manufacturer must be approved by RED.

4.9                               Cancellation of Purchase Orders. If RED cancels a Purchase Order at least sixty (60) days prior to the requested Delivery Date, CloudMinds will, upon receipt of such written notice of cancellation, immediately stop work on the cancelled Purchase Order. However, the cost on the Long Lead-time Components listed in Exhibit B of the Purchase Order are non-cancellable. In the event of such cancellation, CloudMinds has the right to deduct the Down Payment of cancelled orders for reimbursing the Long Lead-time Component cost and any other actual cost incurred in manufacturing the Products prior to cancellation. CloudMinds will hold such Long Lead-time Components and the work in progress (if any) for future Purchase Orders unless otherwise directed by RED. If the Down Payment is not enough to reimburse CloudMinds’ actual Long Lead-time Component cost and other actual cost, RED agrees to reimburse CloudMinds for the shortfall.

4.10                        Rescheduling of Purchase Orders. RED may request only for one time  per order the rescheduling of the shipment of all or part of any Purchase Order to a date later than the originally scheduled Delivery Date only if CloudMinds receives written notice more than thirty (30) days in advance of the originally scheduled Delivery Date for the Products. In addition, such rescheduled Delivery Date shall not be later than 20 days from the original Delivery Date; if the new Delivery Date is beyond this period, CloudMinds will provide RED the total costs that would be incurred for rescheduling, and RED will decide and inform CloudMinds of its final decision. If RED decides to reschedule, RED agrees to pay CloudMinds the mutually agreed costs.

With regard to the foregoing Sections 4.8, 4.9 and 4.10 (changes, cancellation or rescheduling a Purchase Order), the charges to RED defined for items such as  storage, change and expediting fees, including manufacturing overtime if applicable, and all associated costs, will not apply if CloudMinds is late on its scheduled delivery date and RED’s customer changed, cancelled or rescheduled a Purchase Order due to the late delivery date. CloudMinds will also be responsible to pay all penalties and fees charged by RED’s customer in accordance with Clause 5.1, unless the root cause of the late shipment is caused by a RED Consigned part. RED will share with CloudMinds appropriate customer terms, and CloudMinds and RED agree to collaborate to mitigate late delivery shipments via advanced notification or other methods that a RED customer may permit.

4.11                        Specification Change. Current Product Specification is attached in Exhibit A. Either party may, at any time during the term of this Agreement, request necessary changes to the Specifications. Either party may submit a request in writing to the other party for a change to the Specifications. Either Party shall provide to the other party detail of change requested (if any). CloudMinds shall provide a detail cost impact analysis and an estimate of any schedule change resulting from a request to change the Specifications. Nevertheless, if any Specification changes made by RED is confirmed by CloudMinds, RED shall bear the costs arising out from or in connection with the changes thereof.

4.12                        Quality and Acceptance.

CloudMinds will implement with Manufacturer a quality monitoring process that is based on and conforms to the ANSI/ASQ Z1.4 2008 standard for sampling finished goods. RED’s customers shall have the right to review Manufacturer’s quality monitoring process. Prior to each shipment of Products to RED’s customers, Manufacturer shall undertake and complete its quality monitoring process and shall determine whether the Product to be shipped achieves an Acceptable Quality Level (“AQL”) of 4.0 (still being negotiated). This process will be successfully completed before each shipment is made. Performance of the Product is to be measured against IS-98D and customers’ specifications, customers’ Device Requirements and Testing Documents as provided by RED to CloudMinds. Other than the AQL requirement above, CloudMinds and RED will collaborate, including cost sharing, to meet any new requirements that may arise from RED customer’s documentation noted above. For each shipment, Manufacturer shall include a sticker on the pallet attesting to the successful completion of such quality monitoring process and the fact that all Product tested achieved an AQL of 4.0. CloudMinds will ensure that the Products meet quality acceptance requirements and functional tests as required in the applicable Development Manufacturing Program. Only Products that are certified as having met the aforementioned performance requirements shall be shipped to RED. CloudMinds must maintain an inspection procedure and quality assurance program for the Products to ensure compliance with the requirements under this Agreement. CloudMinds failure to comply with quality requirements will be a material breach of this Agreement.

RED reserves the right to inspect and test the Products (either directly or through a third party appointed by RED), at the factory where they are produced or other suitable location mutually agreed by the Parties prior to the shipping. CloudMinds will manufacture Products to be fully in conformance with the Specifications and RED’s quality acceptance requirements as identified in each Development and/or Manufacturing Program or other documentation as provided by RED. CloudMinds will use key components and materials that are qualified and approved by RED on manufacturing of Products and such key components and materials shall be in a list provided by RED. CloudMinds must maintain an inspection procedure and quality assurance program for the Products to ensure compliance with the requirements under this Agreement. CloudMinds failure to comply with quality requirements will be a material breach of this Agreement.

CloudMinds will permit RED to enter its premises, at reasonable times, for the purpose of inspecting and testing units of the Product and to check the materials and method of manufacture, assembly, labeling, testing and packaging in order to ensure that the same conform to the Specifications and the requirements of this Agreement. CloudMinds, without additional charge, will provide reasonable assistance to RED to facilitate these inspections. If CloudMinds experiences problems with its suppliers which result in delays or inability to deliver Products to RED or result in epidemic failures as described below, then CloudMinds will notify and work with RED to remedy these problems. CloudMinds is responsible for any defect or other failure in the Products to meet the Specifications and requirements of this Agreement. RED may inspect Products delivered to it at any time. RED will use its best efforts to cooperate with CloudMinds in mitigating any quality issues that result from any defects caused by RED vendors.

Epidemic Failure. CloudMinds warrants that the Product, exclusive of consumable materials and RED Consigned Components and Materials, shall meet a failure rate of two percent (2%) or less for a single failure mode, and four percent (4%) or less in the aggregate within the first 6 months after the Mass Production Volume Sales; after the foregoing first 6 months hereof, shall meet a failure rate of one percent (1%) or less for a single failure mode, and two percent (2%) or less in the aggregate. If RED finds that the Product does not conform to this quality requirement, or a RED customer requires these Products to be recalled, or the Product for four (4) consecutive months has been proven to exhibit the substantially same major functional, mechanical, or appearance defect, RED will notify CloudMinds. CloudMinds will then determine the cause of the non-conformance and work with RED to develop a mutually agreed corrective action plan and will implement that plan to correct the defect. In event of the non-conformance caused by CloudMinds, CloudMinds will provide RED with regular progress reports of the corrective action until the defect is corrected. RED may return affected Products that CloudMinds shipped in the past fifteen (15) months for rework and re-inspection. CloudMinds will perform all necessary rework or replacement of the defective Products at CloudMinds’ expense, including reasonable expenses caused by RED customer fees or penalties and all Product transportation costs to receive from and deliver to RED, provided that RED shall provide its written agreements with such customers evidencing the penalty fees or other RED costs in advance for CloudMinds’ prior acknowledgement. In event that  the  Epidemic Failure is caused by Workmanship or Materials provided by the Manufacturer, Suppliers or Subcontracts, such Manufacturer, Suppliers or Subcontracts shall be liable for such Epidemic Failure and take necessary corrective actions at their cost. CloudMinds shall assign and pass-through Manufacturer/Suppliers’ warranty to RED and provide necessary assistance and support to implement the corrective action plan agreed by parties.

CloudMinds shall provide to RED statistical process control data on critical processes and yield and failure analysis reports detailing the cause of the failure. CloudMinds shall provide these reports to RED in a format and frequency mutually agreed upon by CloudMinds and RED.

CloudMinds must comply with all laws, rules and regulations applicable to its performance of this Agreement, including those relating to hazardous materials, toxic substances. The Products must comply with RoHS and WEEE directives from regulatory organizations.

4.13                        End of Life. In the event that RED announces the Product to End Of Life (“EOL”), RED shall notify CloudMinds in writing within three (3) months before EOL announcement and confirmed by CloudMinds. RED should issue last time Order for spare parts within three (3) weeks after issuing notification to CloudMinds or receiving confirmation from CloudMinds. In the case of the last three (3) weeks of Forecast that RED does not demand any Product(s) or RED does not provide the Forecast at three times, CloudMinds will notify the Product(s) to End Of Life in writing to RED. RED shall place the last time buy Product(s) Purchase Order in one (1) month before the end of production date mentioned in such notice. If RED does not place last time buy Products Purchase Order timely, RED shall be liable to the shortage of Product(s) solely.

4.14                        Subscriber Data. CloudMinds agrees that with each repair performed, CloudMinds shall provide RED with confirmation all Subscriber Data has been removed from the Product. In the event any unit repaired by CloudMinds still contains Subscriber Data or any non-standard data, then CloudMinds will issue a performance compensation payment to RED equal to ten thousand dollars ($10,000) per unit, payable as a line item credit on the following month’s repair invoice that RED may incur with CloudMinds, or otherwise a reduction in the amount RED owes CloudMinds on the next final payment of an open PO. RED will transparently share this requirement with

CloudMinds from RED’s customers. If RED can negotiate a reduction in the penalty, RED will immediately inform CloudMinds and apply this updated penalty.

5.                                      SHIPPING

5.1                               Delivery Term. CloudMinds shall ship out the Products indicated in Purchase Order within ninety (90) days after receiving the Down Payment from RED. In the event  that CloudMinds misses the agreed upon scheduled Delivery Date for an order for  any reason except for any delay not caused by CloudMinds’ fault (but not excluding any supply issue caused by CloudMinds actions or lack of actions since CloudMinds is fully responsible for execution), or except for any excusable delay agreed in 11.3 and Force Majeure in Section 17.9, then the amount payable for the portion of such order that is not delivered as of the scheduled Delivery Date shall be decreased by the greater of (i) a pro-rated three percent (3%) per month or (ii) the sum total of all penalties, expedite fees, or other costs due by RED to customers for such late delivery, provided that RED shall provide its written agreements with such customers evidencing such fees or other RED costs in advance for CloudMinds’ prior acknowledgement. RED will share and confirm the delivery and stocking obligations of each customer with CloudMinds in advance.

5.2                               Incoterm(s). Delivery of all Products will be made FCA Hong Kong. CloudMinds will deliver the Products, and clear for export, to the logistics carrier designated by RED at Hong Kong. The date that CloudMinds delivers Products to the logistics carrier shall be deemed as the CloudMinds’ delivery date. RED shall contract at its own expense for the carriage of the Products from Hong Kong, and shall pay appropriate insurance at its own discretion and expense after such logistics carrier receives the Products. Title to the Products and risk of loss pass to RED upon delivery to the logistics carrier designated by RED in the Purchase Order.

5.3                               Importer of Record. RED shall be responsible for carrying out customs formalities and paying any duties, taxes or other fees required to import the Products to the countries that RED intends to sell the Products. CloudMinds shall assist RED whenever possible in submitting any governmental or agency-required documentation or reports to the appropriate authorities in those countries.

5.4                               Packaging. All Products delivered pursuant to this Master Purchase Agreement will be packed, labelled and prepared for shipment in accordance with the requirements agreed to in the Packaging Specification, or additional requirements specified in the Purchase Order, but in no event in a manner that is insufficient to protect the Products during shipping. RED at its sole discretion may require CloudMinds to develop and purchase retail pack materials and package the Products. RED shall bear the cost on retail pack materials, special package tooling and any other decoration materials arising out from or in connection with the changes thereof. CloudMinds will complete such services according to the specifications and information provided by RED. All such packaging materials must be pre-approved by RED prior to production. In addition, if requested by RED, CloudMinds will provide all relevant information relating to the Product to enable RED to create its own packaging and marketing materials for the Product.

5.5                               Notification. CloudMinds shall send to RED the documents related to the exportation of the Products, such as the shipment bill, packing list, etc. within 7 days after delivery of Products and at the address designated by RED.

6.                                      PRICING

6.1                               The Calculation Method of the Final Price of Products. Both parties agree that the Final Price of the Products (FPP) will be determined using a method of cost transparency, including the manufacturing (MVA) cost and each cost in the BOM, MVA, LRP, Gross Margin and applicable Taxes. The Final Price of Products shall be calculated based on the Products Transfer Price (PTP) plus Gross Margin (GM), which will vary based on the Total Order Volume (TOV), where the definitions of the above terminologies are as follows:

•                  Products Transfer Price = BOM + MVA + LRP+ applicable Taxes

•                  BOM = Bill of Materials (all material cost).

•                  MVA     =     Manufacturing Value Added   (all manufacturing cost + manufacturer’s profit).

•                  LRP = Third-party license fees, royalty payments, and any other fees, which shall be equal to CloudMinds’ out-of-pocket cost for any licenses or use of any third party Technology.

•                  Applicable Taxes (if required by the government or policy from time to time)

•                  Gross Margin equals to the percentage corresponding to the applicable TOV range listed below:

TOV Range (aggregated throughout the term)	Gross Margin
For any order placed when the TOV is less than * million units (including the Non-Cancellable Order);	*	%
For any order placed after TOV exceeds * million but is less than * million units;	*	%
For any order placed after TOV exceeds * million but is less than * million units;	*	%
For any order placed after TOV exceeds * million	*	%

•                                         FPP = PTP / (1 — GM) (the “Calculation Method”)

(e.g. PTP = 75, GM = 25%, then FPP = 100)

Calculation Notes:

•                                          The Final Products Price for each unit in any purchase order shall be in conformity with the Calculation Method above.

•                                          TOV will be cumulatively calculated throughout the term of this Agreement.

•                                          The Gross Margin rate shall apply only to the units that fall within the corresponding TOV range. For clarity, a Gross Margin Rate corresponding to a higher TOV range will not retroactively apply to any order already placed at a lower TOV range. For example, if in year one (1) the TOV is 1.5 million units, then the Gross Margin is * percent (*%) for all these 1.5 million units. And if in year two (2), RED purchased another 1.5 million units, then the TOV is three (3) million. In this case, the Gross Margin for the first 0.5 million units will be * percent (*%), and the Gross Margin for the remaining one (1) million will be * percent (*%).

6.2                               Pricing Review. The parties will review pricing quarterly or on an as-needed basis. CloudMinds will use its best efforts to reduce the pricing, and will always provide most favored nations pricing to RED. Specifically, during the Term of this Agreement, CloudMinds shall provide terms and conditions (pricing and otherwise) with respect to the manufacturing of the Products (or similar Products) that, when taken as a whole, are no less favorable to RED than those offered by CloudMinds to any other customer on a worldwide basis irrespective of volume commitments. If CloudMinds grants to any third party pricing and/or other material terms (taken as a whole) with respect to the manufacturing of Products that are more favorable than the pricing and/or other material terms (taken as a whole) offered to RED pursuant to this Agreement, then CloudMinds shall promptly make such more favorable pricing and terms available to RED, which shall be made effective as of the date first offered to the other party. Upon request, CloudMinds shall provide RED with a written statement to the effect that it is in compliance with this Section. Thirty (30) days after the expiration of each calendar quarter, CloudMinds shall provide RED with a current bill of materials from its suppliers for each Product, together with all other reasonably necessary information, to demonstrate compliance with this section. RED shall have the right to audit such bill of materials and other information upon its request.

CloudMinds will provide a budgetary quote to RED prior to execution of this Agreement. Such quote shall include all details as outlined in 4.6 and 6.1, including any China applicable tax. Additionally, CloudMinds in conjunction with its manufacturer and RED will perform a comprehensive Total Landed Cost (TLC) analysis for the Product landed in Long Beach, CA.

6.3                               Taxes. Except as otherwise provided by the applicable Incoterm(s), all prices are exclusive of federal, state and local excise, sales, use, VAT and similar transfer taxes.

7.                                      PAYMENT

7.1                               Payment Schedule for the Purchase Order. The payment schedule for each Purchase Order shall be as follows:

Phases	Amount	Condition
Down Payment	30% of the Purchase Order Amount	1) The Down Payment shall be paid within 10 days after RED issues the Purchase Order;

2)  RED shall issue a Standby LC to CloudMinds or pay remaining 70% payment of P.O. to Escrow Account monitored by Bank within 10 days after RED issues the Purchase Order. The amount of LC should be equal to 70% of the Purchase Order Amount.

Second Payment	70% of the Purchase Order Amount

CloudMinds will issue an invoice to RED upon the completion date of Products manufacturing. RED shall pay the remaining payment of the Order to CloudMinds within 10 days after receiving such invoice. Otherwise, the appointed Bank shall release the Standby LC or the remaining payment to CloudMinds within 30 days after the invoice day.

The parties agree to use two bank accounts, hereby denoted “Bank 1” and “Bank 2”, to achieve the following three-party payment process between RED, CloudMinds, and Manufacturer:

1.                                      RED issues P.O. to CloudMinds and CloudMinds issues PO to Manufacturer within three (3) working days after the acceptance of RED’s P.O.

2.                                      RED pays CloudMinds 30% down payment and issues a standby LC (70% payment) through Bank 1; CloudMinds initiates payment process to FIH after receiving RED’s down payment and issues a standby LC to Manufacturer through Bank 2.

3.                                      Manufacturer informs the completion of manufacturing to CloudMinds and issues a Customs Declaration Form to CloudMinds.

4.                                      CloudMinds submits International Trading Form to China Customs.

5.                                      China Customs will issue Custom Declaration Form to RED and CloudMinds, respectively.

6.                                      CloudMinds pays Manufacturer the remaining 70% payment.

7.                                      CloudMinds sends an invoice on 70% payment to RED and Manufacturer delivers the Products to RED at same time.

8.                                      RED pays CloudMinds within ten (10) days after receiving the invoice.

RED and CloudMinds agree that an agreement defining the supervision, auditing, fund utilization, and other restrictions of Bank 1 and Bank 2 is required before RED can initiate the aforementioned Purchase Order and payment process (“Bank Account Supervision Agreement”).

7.2                               Late Payments. If the payment is delayed beyond the Due Date, CloudMinds should inform RED, such unpaid amounts will incur interest equal to the lesser of two percent (2%) per month or the maximum allowed by law. If RED has not made payment or otherwise cured the material breach within a further thirty (30) days, CloudMinds shall reserve the right to, at its own discretion, to cancel the affected Purchase Order or terminate this Master Purchase Agreement in which event RED shall compensate CloudMinds for the actual cost it has incurred in fulfilling the cancelled Order and late payment interest hereof within fifteen (15) days after the termination date.

8.                                      WARRANTY & SUPPORT

8.1                               Products Warranty. CloudMinds warrants to RED that during the Warranty Period the Products shall fully conform to the agreed Specifications and be free from all material defects in design, materials and workmanship. This Product warranty does not apply to (i) Products or components that have been damaged, mishandled, mistreated or used or maintained or stored other than in conformity with such Specifications and CloudMinds’ written instructions to RED, or (ii) defects caused by RED Consigned Components and Materials or a RED Unique Component.

Defective Products with respect to materials and workmanship will be fully covered and corrected by CloudMinds and Manufacturer by performing root cause analysis and corrective action, and repair or replacement of defective Products pursuant to section 8.4 below. If the defective Product is caused by the Product design, CloudMinds shall take full responsibility by correcting the design and performing repair or replacement of the defective Products pursuant to section 8.4 below.

8.2                               Warranty Liability. CloudMinds will obtain and pass through to RED the following warranties with regard to the Materials: (i) conformance of the Materials with the Suppliers’ specifications and/or with the agreed Specifications; (ii) that the Materials shall be free from material defects in workmanship; (iii) that the Materials shall comply with Environmental Regulations; (iv) that the Materials shall not infringe the intellectual property rights of third parties; (v) that the duration of the Supplier Warranty provides at least 12 months of Warranty duration; and (vi) the vendor is financially capable and agrees to pay all direct defective materials cost that are incurred by RED, CloudMinds or its Manufacturer to remedy a validated material defect. RED shall have the right to audit all Supplier Agreements for compliance. CloudMinds is responsible for working with Suppliers and Manufacturer for all type of tooling design and any resulting material defects. CloudMinds will immediately inform RED of any warranty gaps defined in this section for each Supplier, and use its best efforts to remedy such gaps or failures.

8.3                               Warranty Period. The warranty for each Product shall be in effect for fifteen (15) months from the date of delivery of the Product by CloudMinds (“Warranty Period”). The Warranty Period will extend to any longer period agreed with Manufacturer and RED will be a third party beneficiary of any such warranty provided by Manufacturer. The Product warranty survives any delivery, inspection, acceptance, or payment by RED.

8.4                               Warranty Repair or Replacement. For a new brand, launching a (very) high-end smart phone that incorporates new technologies, like the 3D display, 3D cameras, high-speed connections, the accessory connectivity, etc., the Field Return Rate could be high, the cost on repair or replacement might be as an average of 8% of BOM. RED expects to benefit from the experience Manufacturer has gained and its process control to avoid a steep learning curve of process, assembly and test scrap, and to avoid high field reliability defects. Manufacturer and CloudMinds will develop a PFMEA and control plan and confirm to RED completion and implementation thereof.

8.4.1                     In the event of a breach of Warranty solely caused by Products design, CloudMinds shall, at its expense, repair, or replace the Product found defective during the Warranty period. If the Product cannot be repaired or replaced, then CloudMinds shall issue a full credit to RED. RED shall return  Products covered by the warranty, freight prepaid after completing a failure report and obtaining a return material authorization (RMA) number from CloudMinds which must be displayed on the shipping container. CloudMinds must issue the RMA number within 5 working days of receipt of RED’s request. CloudMinds will reimburse RED for the shipment cost of all defects validated by CloudMinds and ship repaired or replacement Products to RED at CloudMinds’ cost.

8.4.2                     In the event of a breach of Warranty caused by the defects of workmanship or materials, CloudMinds will assign and pass-through Manufacturer and suppliers’ Warranty to RED for repairing, or replacing the Product found defective during the Warranty period. CloudMinds will ensure, per Section 8.2 (vi), that Manufacturer and suppliers’ warranty will cover the direct cost of replacing the defective parts, and may not cover total repair or replacement of a module and/or FPC and/or PCB and/or A-Cover/B-Cover that is integrated with many components including the defective part on it (“Integrated Parts”). RED will cover any remaining Integrated Parts warranty costs not otherwise covered in this section; however, all such warranty cost paid by RED hereof shall not exceed 2% of BOM.

8.4.3                     After the expiration of the Warranty Period, CloudMinds shall make available Post-sale Support Services for an agreed period at commercially reasonable rates.

8.4.4                     All repaired or replacement Products shall be warranted in accordance with the provisions of the Product Warranty section of this Agreement.

8.4.5                     Except as otherwise expressly provided herein, CloudMinds may not discontinue the manufacture or supply of Products or Support Services without RED’s prior written consent.

8.5                               No Trouble Found. Products Warranty subject to Section 8.1 shall not apply to “No Trouble Found” returns and the defects pertaining to the following:

8.5.1                     abuse issues resulting from wilful, intentional or accidental damage;

8.5.2                     use of the Products in violation of express instructions in the user instructions or Documentation;

8.5.3                     any tampering with, or alteration of, the Products by a third party other than a service agent authorized by RED; or

8.5.4                     a fault in RED Consigned Components and Materials or RED Unique Components, such as LCM Modules associated with the use of the Products.

8.6                               Warranty Claims Arising from Manufacturer’ Work. Unless agreed otherwise, CloudMinds shall have the first obligation to pursue warranty claims against Manufacturer for claims that arise from the work or components supplied by Manufacturer or other subcontractors. RED shall have the right to pursue such  claims in the event CloudMinds agrees or is unwilling or unable to pursue such claims.

8.7                               Warranty Claims Arising from RED Components. CloudMinds shall not have liability with respect to components supplied by RED that are found to be defective. If a RED supplied component is found to be defective, the Parties will coordinate to agree in good faith who is in the best position to complete the necessary repairs or replacement.

8.8                               Replacement Parts. For each Product purchased by RED, CloudMinds shall stock and make available suitable replacement parts identified as such by RED in a writing delivered to CloudMinds in accordance with this Section (“Parts”) sufficient to meet RED’s needs for a period of not less than three (3) years after the date such Product is last delivered to RED, except those Parts for which a shorter period is agreed in writing by both Parties. CloudMinds shall sell the replacement parts to RED at the BOM cost and applicable tax, plus five percent (5%). Upon written request by CloudMinds made no sooner than the first shipment of Product, RED will specify and provide to CloudMinds a written list of its initial Parts requirements. In the normal course, orders for Parts shall be billed separately to RED and processed and shipped within forty-five (45) days (except any LLT Components). Each shipment  of Parts shall be accompanied by a packing slip indicating the part number and the total quantity in each shipment. Upon being informed by RED of an urgent requirement for Parts, CloudMinds shall drop-ship Parts to distributor location, stores and service centers designated by RED. With respect to orders identified by RED as urgent orders and Parts to be repaired or replaced still in warranty, CloudMinds shall use best effort to process them within five (5) working days. CloudMinds shall inform RED at such time as any components are planned to be phased out. This Section 8.8 shall survive termination or expiration of this Agreement.

8.9                               Correction or Removal Notification. In the event CloudMinds reasonably believes that it may be required to initiate a recall or other correction or removal with respect to Products covered by this Agreement, CloudMinds shall immediately notify Manufacturer. Unless otherwise agreed by the parties in writing, CloudMinds shall undertake any correction or removal at the CloudMinds’ expense. For the purposes  of this section, “correction or removal” shall mean an action taken to repair, modify, adjust, relabel, destroy, or inspect the Products covered by this Agreement with or without their physical removal from their point of use to some other location, including, but not limited to, a recall, market withdrawal, stock recovery, of safety alert.

8.10                        Software Support & Maintenance. CloudMinds agrees to provide RED with all necessary driver, firmware, operating system, and other software maintenance for the Product throughout the duration of the Warranty in order to continually meet the Product Specifications, even if non-conformance of Product Specifications is caused by operating system, application, and security updates required by RED customers. CloudMinds agrees to reply within seventy-two (72) hours of notification by RED of such non-conformance and will use its best efforts to complete all necessary modifications to maintain the Product Specification in the shortest time.

9.                                      CERTIFICATIONS

9.1                               Certification List. CloudMinds is responsible for acquiring related certifications within the open market of the United States (“Core Market”) and other markets specifically requested and approved by RED (“Additional Markets”). Any certification costs, carrier-specific costs, and certification schedules associated with the Additional Markets will be amended to Exhibit G and discussed as part of the

Monthly NRE Review. If the aggregate of all Additional Markets increase the Actual NRE Cost by more than 10% compared to the Estimated NRE Cost, then RED agrees this Agreement may require amendments to more than just Exhibit G at CloudMinds’ discretion. Both parties agree to finalize a binding Year 1 certification, carrier, and target market schedule as part of Exhibit G within thirty (30) days of executing this Agreement, after which CloudMinds agrees that delays in this schedule caused by CloudMinds that result in missing the scheduled Delivery Date will be subject to the penalties in Section 5.1.

9.2                               Regulatory Approval & Marking Compliance. CloudMinds shall be solely responsible for submission to and acceptance by product regulatory compliance bodies required to commercially distribute the Products within United State. CloudMinds shall ensure that such Products comply with the requirements of, and shall mark the Products with, regulatory, safety and standards organizations marks which signify compliance with the requirements of those organizations. CloudMinds shall prepare, hold and maintain all necessary applications, test reports, artifacts and associated documentation regarding government regulatory approvals to market, distribute and sell Products. CloudMinds will supply RED a certification that assures accuracy and completeness of documentation submitted for each Product prior to submission to regulatory authorities. Additionally, if CloudMinds is required to notify the regulatory authorities of a change in location where the Products will be designed or manufactured, CloudMinds agrees to submit and obtain any required approvals or clearance for such change.

10.                               INTELLECTUAL PROPERTY

10.1                        Ownership.

10.1.1              RED Technology. RED shall retain all rights, title and interests (including Intellectual Property Rights) in and to its Background Technology and any new Technology (Improvements based on its Background Technology) created or developed or conceived and reduced to practice by RED in the course of performing the work under or otherwise in connection with this Master Purchase Agreement (“RED Technology”). Unless otherwise explicitly permitted hereunder, CloudMinds shall not modify or create any Improvements based on the RED Background Technology (“RED Improvements”). If CloudMinds breaches the foregoing, and such breach results in the creation of any RED Improvements, CloudMinds shall and hereby does assign to RED all right, title, and interest in such RED Improvements.

10.1.2              CloudMinds Technology. CloudMinds shall retain all rights, title and interests (including Intellectual Property Rights) in and to its Background Technology and any new Technology (including but not limited to Improvements to its Background Technology) created or developed or conceived and reduced to practice by CloudMinds in the course of performing the work under or otherwise in connection with this Master Purchase Agreement (“CloudMinds Technology”). Unless otherwise explicitly permitted hereunder, RED shall not modify or create any Improvements based on the CloudMinds’ Background Technology (“CloudMinds Improvements”). If RED breaches the foregoing, and such breach results in the creation of any CloudMinds Improvements, RED shall and hereby does assign to CloudMinds all right, title, and interest in such CloudMinds Improvements. Except for the foregoing, this Master Purchase Agreement does not amount to a transfer of any Party’s Intellectual Property Rights to the other Party.

10.1.3              RED New Technology and CloudMinds New Technology. RED hereby grants CloudMinds a non-exclusive, non-transferable, sublicensable license to reproduce, modify, create derivative work based on RED Technology solely for the purpose of developing, making, having made, manufacturing and having manufactured Products. To the extent any Improvements to RED Technology are jointly created, conceived, or reduced to practice by both RED and CloudMinds in the course of performing the work under or otherwise in connection with this Master Purchase Agreement, RED shall exclusively own such Improvements as set forth on the New Technology List (defined below) and related Intellectual Property Rights (“RED New Technology”), as updated from time to time. Other than the RED Technology and the RED New Technology, CloudMinds shall own all rights, title and interests (including Intellectual Property Rights) in and to the Technology contained in or related to the Products, including any new Technology contained in or related to the Products which are created or developed or conceived and reduced to practice in the course of performing the work under or otherwise in connection with this Master Purchase Agreement (“CloudMinds New Technology”).

10.1.4              New Technology List. RED and CloudMinds agree to review and update a complete list of New Technology on at least a quarterly basis before the mass production (“New Technology List”), as set forth in Exhibit E, where such list shall include any intellectual property that is created or developed or conceived and reduced to practice in the course of performing the work or otherwise in connection with this Master Purchase Agreement (“Qualified New Technology”). RED and CloudMinds agree that the first version of the New Technology List includes all anticipated Qualified New Technology as of the Effective Date of this Agreement, and that no Qualified New Technology shall be added to the New Technology List without prior review and approval of both parties and affirmative agreement by RED. The parties hereby agree that with any unapproved New Technology that is added after Final Deliverable without RED’s prior approval, CloudMinds hereby automatically grants to RED a worldwide, irrevocable, perpetual, non- exclusive, non-transferable, non-assignable, non-sublicensable, fully paid-up, royalty free license to reproduce, distribute, perform use, import, export, manufacture, have manufactured, offer to sell the New Technology used in its Products under this Agreement.

Neither party shall (or shall permit others to) take any other action with respect to any Technology owned by the other Party, including, but limited to, registering or applying in any jurisdiction for any Intellectual Property Rights protection relating to any Technology owned by the other Party.

10.2                        Licenses.

10.2.1              License to RED. CloudMinds will and hereby does grant to RED a royalty- free, non-exclusive, worldwide, non-transferable, non-sublicensable license, during the term of this Agreement, in and to CloudMinds Technology and CloudMinds New Technology related to the Products, and any Intellectual Property Rights embodied therein or any part thereof, solely for the purpose of using, offering to sell, selling, exporting, importing, distributing (through multiple tiers of distributors), displaying or otherwise exploiting the Products as permitted under this Agreement. In the event the parties terminate this Agreement and to the extent any CloudMinds Background Technology or Improvements is necessary to the making, using, offering to sell, or selling of the Products by RED, CloudMinds will and hereby does grant RED a perpetual, worldwide, non-assignable, non-transferable, non-sublicensable license to such CloudMinds Background Technology or Improvements for use by RED solely for the purpose to manufacture, have manufactured, use, sell, offer to sell, distribute, or import its Products, subject to RED’s compliance with all the terms and conditions of this Agreement and payment by RED to CloudMinds of a royalty to be agreed upon by the parties in writing on most favored nations status. Subject to RED’s compliance with all the terms and conditions of this Agreement and full payment of royalties due to CloudMinds (no more than any royalty charged by CloudMinds to any other party with similar Product and similar annual volume), CloudMinds will not seek to obtain a temporary or permanent injunction.

10.2.2              License to CloudMinds. RED will and hereby does grant to CloudMinds a royalty-free, nonexclusive, worldwide, non-transferable, non-sublicensable license, in and to RED Technology and RED New Technology, and any Intellectual Property Rights embodied therein or any part thereof, solely for the purpose of developing, making, having made, manufacturing and having manufactured Products for RED’s benefit pursuant to and in accordance with this Agreement.

10.2.3              No Implied License. Except as expressly set forth in this Agreement, nothing in this Agreement or any Purchase Order grants to a party (whether directly, indirectly, or by implication, estoppel or otherwise) any rights to any Intellectual Property Rights owned by or licensed to the other party.

10.3                        Branding.

10.3.1              RED Brand. RED hereby grant CloudMinds a non-exclusive, worldwide, non-assignable, royalty-free license during the term of this Agreement to use

RED trademarks, logos, company name, branding marks, identifiers, and other designations (“RED Brand”) on or in relation to the Products solely for the purpose of manufacturing and supplying Products in accordance with this Agreement and Purchase Orders, provided that CloudMinds shall use the RED Brand in accordance with the applicable Trademark Usage Guidelines provided by RED in writing.

10.3.2              Product Branding. CloudMinds will place RED Brand or RED customer’s brand on the Products as directed by RED.

10.3.3              Third Party Marks. RED acknowledges that CloudMinds may be required by third party right holders to indicate the use of such third party’s Intellectual Property Rights on the Products, and RED agrees that CloudMinds shall have the right to mark such third party’s brands or source on the Products pursuant to the license agreements that CloudMinds has with such third parties, provided that the manner of marking such third party brands or source on the Products shall be approved by RED in advance.

10.4                        Third Parties Technology

10.4.1              CloudMinds Provided Third Party Technology. CloudMinds will and hereby does grant RED (i) a license from Microsoft for the Android/Chrome OS (all versions), (ii) a license from Qualcomm, and (iii) any third party software licenses explicitly granted to CloudMinds (together, “CloudMinds Provided Third Party Technology”), in each case, in support of RED’s and its authorized customers’ use of the Products and in accordance with and as permitted by the license agreements that CloudMinds has with the applicable licensors. CloudMinds’ price quote for LRP under Section 6.1 shall include royalty fees for such CloudMinds Provided Third Party Technology.

10.4.2              Other Third Party Technology. RED acknowledges and agrees that other than the CloudMinds Provided Third Party Technology, the Products may use or operate on or with Technology and/or services operated or provided by third parties (“Other Third Party Technology”). CloudMinds is responsible for procuring necessary (as determined in its reasonable discretion to its best knowledge as of the Effective Date) rights for Other Third Party Technology (including entering into the necessary license agreements and complying with any applicable terms or conditions thereof), provided that RED shall reimburse CloudMinds 50% of CloudMinds’ documented out-of-pocket payments of all royalties, fees, costs, and expenses (including attorney’s fees) incurred in connection with such licenses. After the Effective Date, each party shall promptly notify the other party of any Other Third Party Technology of which it becomes aware that would be infringed or violated by the manufacturing, use, distribution, or other exploitation of the Products as contemplated under this Agreement. CloudMinds does not make any representations or warranties with respect to nor will it be liable in any way for any Other Third Party Technology.

10.5                        IPR Indemnification

10.5.1              Indemnification by CloudMinds. Subject to the exceptions in Section 10.5.4, CloudMinds will indemnify, settle and defend any unaffiliated third- party court claim, lawsuit, or cause of action against RED and its officers, directors, shareholders, agents and employees (the “Indemnified Parties”) to the extent based upon an allegation that the Technology owned by CloudMinds (including CloudMinds Background Technology) as used in the Products infringes on any Intellectual Property Rights of such third party, and CloudMinds will pay all damages, liabilities, awards, judgments, costs and expenses (including reasonable attorney’s fees) payable to such a third party as finally awarded against the Indemnified Parties for such third- party claim or agreed to in settlement approved by CloudMinds in writing, provided that: (a) RED notifies CloudMinds promptly in writing of such claim; (b) CloudMinds shall have the right to solely control and conduct the defense and any settlement of the claim (subject to any limitations imposed by law); and (c) RED fully and timely cooperates and provides all requested authority, information and assistance within its control to CloudMinds. CloudMinds shall not be liable for any settlement it does not approve in writing, which approval shall not be unreasonably withheld.

10.5.2              Mitigation. If CloudMinds Technology becomes or, in CloudMinds’ opinion, is likely to become the subject of any injunction preventing its use as contemplated herein, CloudMinds may, at its option (1) obtain for RED, at CloudMinds expense, the right to continue using CloudMinds Technology on terms approved by RED or (2) replace or modify CloudMinds Technology so that it becomes non-infringing without substantially compromising its principal functions. In either situation taken above, (1) or (2), RED would be relieved of all commercial obligations to CloudMinds until the parties mutually agree that production and Product sales can resume. CloudMinds will reimburse RED for any direct, reasonable out-of- pocket expenses, incurred because of the infringement and mitigation.

10.5.3              Exclusive Remedy. This Section 10.5 states CloudMinds’ entire obligation and the sole and exclusive remedy of RED with respect to any actual or alleged intellectual property infringement by the Products.

10.5.4              Exclusion. CloudMinds shall have no indemnification obligation under Section 10.5 to the extent that any claim relates to: (a) any alterations or modification made by anyone other than CloudMinds after delivery of the Products; (b) the use or combination of the Products with other products not furnished, approved, or specified by CloudMinds; (c) Products that have been misused, damaged, abused, improperly stored or tampered with or otherwise altered by anyone other than CloudMinds or the use of the Products in violation of express instructions specified in the provided documentation or user manuals or the terms of this Master Purchase Agreement, except with the prior written approval of CloudMinds; (d)

infringement resulting in whole or in part from RED-provided part of RED’s specifications or designs; (e) any Technology, parts or components furnished or consigned by RED, or any RED Unique Component, or any Other Third Party Technology, or RED’s Background Technology and other Technology to the extent owned by RED and all Intellectual Property Rights contained therein or related thereto; and (f) RED’s or its customers’ continuing allegedly infringing activity after consultation with and agreement by RED to cease sales. RED will indemnify CloudMinds from all damages, costs, settlements, reasonable attorneys’ fees and expenses related to any claim of a wrongful modification, use, combination, storage or tampering by RED in (a), (b), (c), or any claim excluded in (d), (e) (with respect to Other Third Party Technology, RED’s indemnity is limited to RED provided Other Third Party Technology only), or (f), above.

11.                               CONSIGNMENT

11.1                        RED Consigned Components and Materials. From time to time during the term of this Agreement, RED may consign to CloudMinds certain components and materials (which may include RED Unique Components) and RED-owned Equipment (“RED Consigned Components and Materials”).

11.2                        LCM Modules. 3D Holographic Display LCM Modules (“LCM Modules”) supplied by LEIA are one of main RED Consigned Components and Materials upon this Agreement. RED will negotiate agreements with LEIA for supply of the LCM Modules and provide to CloudMinds according to Section 11. RED shall consign and deliver LCM Modules with covered glasses to the factories appointed by CloudMinds no later than 2 weeks before the Delivery Date of the Purchase Order. Both parties agree that the Delivery Date of Products will depend on the Delivery Date of the LCM Modules.

11.3                        Disclaimer. CloudMinds is not responsible for any damage incurred by RED as a result of any action or omission of LEIA. In the event of Products quality and delivery delays caused by LCM Modules and other RED Consigned Components and Materials, RED waives and release CloudMinds from any and all claims relating to loss, damage, injury or delay suffered by RED, provided that: (a) CloudMinds notifies RED promptly in writing of such Products quality and delivery delays; (b) RED shall have the right to solely control and conduct any claim by CloudMinds against LEIA and any settlement of the claim (subject to any limitations imposed by law); and (c) CloudMinds fully and timely cooperates and provides all requested authority, information and assistance within its control to RED. RED intends to have CloudMinds work directly with LEIA for all production release requirements.

12.                               DISTRIBUTION RELATIONSHIP

12.1                        Distribution Partnership. The Parties agree to explore the possibility of setting up a Joint Venture, or of RED appointing CloudMinds as its agency, for distributing the Products upon this Agreement within the China Market. Under such an arrangement,

CloudMinds would leverage its regulatory establishment, partner relationship with mobile operators and channel distributors to drive activities in type approval, marketing, sales, operations, repair, training, and content sourcing and localization of the Products in mainland China.

12.2                        Distribution Rebate. Subject to finalization of the distribution partnership pursuant to Section 12.1 (if any), in condition that there are Gross Margins generated from CloudMinds’ sales of the Products in the China Market, CloudMinds shall grant a rebate to RED for covering the Gross Margin that was derived from the Final Products Price on the LCM Modules as a part of BOM of the Products. The rebate rate would be specified in any separate distribution agreement.

13.                               COOPERATION

13.1                        Business Review. Once per quarter CloudMinds and RED will meet to engage in a formal business review. Agenda items will include but not be limited to CloudMinds’ performance in terms of pricing (including achievement to CloudMinds committed cost down goal), delivery, response, quality (including performance to defined mutually agreed KPI’s & metrics), service, and Products roadmap with innovation evidence to RED Products, and RED’s performance in forecasting, ordering process, and invoice payment. During this meeting, both Parties will review their respective business requirements and goals for next quarter. CloudMinds shall continuously reduce the material and manufacturing costs of all products in accordance with a mutually agreed cost reduction plan. During the term of this Agreement, CloudMinds shall use its best efforts to meet or exceed the cost reduction plan and RED shall have the right to review the progress at any time, but at least quarterly.

14.                               TERM AND TERMINATION

14.1                        Term. This Master Purchase Agreement will continue in force for an initial term of two (2) years from the Effective Date unless terminated earlier under the provisions of this Section 14 (the “Initial Term”). Upon the expiration of the Initial Term, this Master Purchase Agreement will be automatically renewed for consecutive additional one-year terms (“Renewal Terms”), unless this Master Purchase Agreement has previously been terminated under this Section 14. Either Party may terminate this Master Purchase Agreement at any time by providing the other Party with at least ninety (90) days prior written notice. RED shall be responsible for paying for any outstanding invoices and Purchase Orders accepted by CloudMinds prior to the date of termination which will be fulfilled by CloudMinds prior to the termination date. At the request of RED, CloudMinds shall complete all Purchase Orders which it has accepted prior to the termination date, in accordance with the terms thereof and herein.

14.2                        Termination for Insolvency Event. A Party may immediately terminate this Master Purchase Agreement by giving written notice to the other Party if such Party becomes subject to an Insolvency Event. “Insolvency Event” means (a) the appointment of a trustee, receiver or custodian for all or substantially all of the property of a Party, or for any lesser portion of such property which appointment is not dismissed within thirty (30) days; (b) the determination by a court or tribunal of competent jurisdiction that the Party is insolvent such that the Party’s liabilities exceed the fair market value of its assets; (c) the filing of a petition for relief in bankruptcy by the Party on its own behalf, or the filing of any such petition against the Party if the proceeding is not dismissed or withdrawn within thirty (30) days thereafter; (d) an assignment by the Party for the benefit of its creditors; (e) the dissolution or liquidation of, or cessation of business in the ordinary course by the Party, or (f) the inability or failure of the Party to pay its debts as they become due.

14.3                        Effect of Termination. Upon any termination or expiration of this Master Purchase Agreement, (a) any and all rights and obligations of the Parties hereunder will terminate, except any licenses already granted for Products sold to RED, and (b) RED will immediately pay CloudMinds all then-accrued payment obligations under this Master Purchase Agreement, offset by RED financial costs incurred due to a CloudMinds decision to terminate the Agreement unilaterally unless there is any dispute on the offset amount. The disputed amount can be offset after a confirmation by CloudMinds. If CloudMinds terminates for convenience, CloudMinds shall fulfill, at RED’s request, any Purchase Orders with a Delivery Date within ninety (90) days of the termination date, in which case the terms and conditions of this Master Purchase Agreement shall continue in effect until such Purchase Orders are fulfilled.

15.                               CONFIDENTIALITY.

15.1                        Disclosure; Ownership. Any technical information or other know how, data, procedures or formulae relating to the Products which either Party may disclose to the other pursuant to this Agreement is hereinafter called, collectively, “Information” subject to the Non-Disclosure Agreement entered into between the Parties on July 13, 2017, the Party to whom such Information is disclosed (the “Recipient”) shall observe the confidentiality restrictions set forth in Article 15.2 below with respect to all Information, except Information which:

(a)                                was developed by the Recipient (as evidenced by its written records) prior to, or otherwise independently of, its disclosure hereunder;

(b)                                is or becomes generally available to the public other than through an act or omission of the Recipient or its employees; or

(c)                                 is disclosed to the Recipient on a non-confidential basis by a third party having the legal right to disclose the same.

15.2                        Confidentiality. Unless covered by one of the exceptions provided above, for so long as any information is still deemed by RED to be confidential, proprietary, or a trade secret, the Recipient shall:

(a)                                maintain in confidence and not use (other than as contemplated herein or as required by law) or disclose to any third party, any Information provided by the other Party;

(b)                                limit the dissemination of, and access to, the Information provided by the other Party to such of its employees or contractors as require the Information for the purposes of this Agreement;

(c)                                 not use any Information for manufacturing or supplying Products to a third party without prior written agreement by the other Party; and

(d)                                immediately upon the expiration or other termination of this Agreement, return to the other Party all of the Information provided by such Party and all copies thereof (including summaries and notes of the contents or parts thereof). The Recipient shall not retain such materials or copies thereof in any form for any reason whatsoever.

16.                               LIMITATION OF LIABILITY.

16.1                        IN NO EVENT SHALL EITHER PARTY BE LIABLE CONCERNING THE SUBJECT MATTER OF THIS AGREEMENT, REGARDLESS OF THE FORM OF ANY CLAIM OR ACTION (WHETHER IN CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY OR OTHERWISE), FOR (I) ANY INDIRECT, PUNITIVE, SPECIAL, INCIDENTAL RELIANCE, CONSEQUENTIAL OR EXEMPLARY DAMAGES INCLUDING, BUT NOT LIMITED TO, LOSS OF BUSINESS, REVENUES, PROFITS OR GOODWILL, OR COST OF PROCUREMENT OF SUBSTITUTE PRODUCTS; OR (II) AGGREGATE DAMAGES IN EXCESS OF THE AMOUNTS PAID OR PAYABLE TO CLOUDMINDS HEREUNDER DURING THE PRIOR TWELVE (12) MONTHS, EVEN IF IT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE PARTIES AGREE THAT RED SHALL HAVE THE RIGHT TO OFFSET RED’S PAYMENT OBLIGATION TO CLOUDMINDS HEREUNDER IN AN AMOUNT EQUAL TO ANY INDEMNIFICATION OBLIGATION OWED TO RED. THESE LIMITATIONS ARE INDEPENDENT FROM ALL OTHER PROVISIONS OF THIS AGREEMENT AND SHALL APPLY NOTWITHSTANDING THE FAILURE OF ANY REMEDY PROVIDED HEREIN.

16.2                        THE WARRANTIES STATED IN SECTION 8 OF THIS AGREEMENT ARE IN LIEU OF ALL OTHER WARRANTIES, WHETHER EXPRESSED, IMPLIED OR STATUTORY. EXCEPT AS EXPRESSLY STATED IN SECTION 8 OF THIS AGREEMENT, CLOUDMINDS MAKES NO WARRANTIES WITH RESPECT TO THE PRODUCTS OR LICENSES OR ANY OTHER SUBJECT MATTER HEREUNDER, AND DISCLAIMS ALL OTHER WARRANTIES, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE OR MERCHANTABILITY. ANY WARRANTIES MADE TO RED UNDER THIS AGREEMENT EXTEND SOLELY TO RED AND ITS AUTHORIZED END-USERS.

16.3                        THE FOREGOING LIMITATIONS DO NOT LIMIT LIABILITY FOR BODILY INJURY OR DEATH.

17.                               MISCELLANEOUS

17.1                        Independent Contractors. The relationship of CloudMinds and RED established by this Master Purchase Agreement is that of independent contractors, and nothing contained in this Master Purchase Agreement will be construed to (a) give either Party the power to direct and control the day-to-day activities of the other, (b) represent the Parties to be partners, joint ventures, co-owners or otherwise as participants in a joint or common undertaking, (c) allow either Party to create or assume any obligation on behalf of the other Party for any purpose whatsoever.

17.2                        Governing Law and Jurisdiction. This Master Purchase Agreement and any claim arising out of or in connection with this Master Purchase Agreement will be governed, construed and interpreted in accordance with the laws of the State of California, without reference to conflict of laws principles. The Uniform Laws of the United Nations Convention of Contracts for the International Sale of Products and UCITA shall not apply.

17.3                        Arbitration. The parties shall attempt to resolve all disputes between the parties arising out of or relating to this Agreement amicably through good faith discussions upon the written request of any party. In the event that any such dispute cannot be resolved thereby within a period of fourteen (14) days after such notice has been given (the last day of such fourteen (14) day period being herein referred to as the “Arbitration Date”), such dispute, controversy or claim arising out of or relating to this Agreement or to a breach thereof, including its interpretation, performance or termination, shall be finally resolved by arbitration in Los Angeles, California, using the English language in accordance with the Arbitration Rules and Procedures of JAMS then in effect, by one or more commercial arbitrator(s) with substantial experience in resolving complex commercial contract disputes, selected from the appropriate list of JAMS arbitrators, unless mutually agreed otherwise by the Parties. If the parties cannot agree upon the number and identity of the arbitrators within fifteen (15) days following the Arbitration Date, then a single arbitrator shall be selected on an expedited basis in accordance with the Arbitration Rules and Procedures of JAMS. The arbitrator(s) shall have the authority to grant specific performance and to allocate between the parties the costs of arbitration (including service fees, arbitrator fees and all other fees related to the arbitration) in such equitable manner as the arbitrator(s) may determine. The prevailing party in the arbitration shall receive reimbursement of its reasonable expenses (including reasonable attorneys’ fees, expert witness fees and all other expenses) incurred in connection therewith. Judgment upon the award so rendered may be entered in a court having jurisdiction or application may be made to such court for judicial acceptance of any award and an order of enforcement, as the case may be. Notwithstanding the foregoing, each party shall have the right to institute an action in a court of proper jurisdiction for injunctive or other equitable relief.

17.4                        Entire Agreement. This Master Purchase Agreement, including the Exhibits to this Master Purchase Agreement, sets forth the entire agreement and understanding of the Parties relating to the subject matter of this Master Purchase Agreement and supersedes all prior or contemporaneous discussions between them relating to the subject matter of this Master Purchase Agreement. No modification or amendment to this Master Purchase Agreement, nor any waiver of rights under this Master Purchase Agreement, will be effective unless in writing signed by the duly authorized representatives of the Parties.

17.5                        Notices. All notices required or permitted to be given under this Master Purchase Agreement will be given in writing and delivered by reputable express courier, by personal delivery or by electronic transmission, provided that the Party sending the notice can confirm the authenticity of the electronic transmission and can demonstrate that the transmission was sent by an authorized representative and thereafter received by designated receiving Party. All notices under this Master Purchase Agreement will be effective upon receipt. Written notices will be sent to the following addresses or numbers (as may be modified by each Party from time to time upon giving notice in accordance with this Section):

(a)	if to CloudMinds, at:

CloudMinds (Hong Kong) Limited
Attention:
Email:

(b)	if to RED, at:	With copy to:

RED.com LLC
	Attention:	Attn:
	Email:	Email:

17.6                        Waiver. No waiver of any provision of this Master Purchase Agreement will constitute a waiver of any other provision (whether or not similar) nor will such waiver constitute a continuing waiver of such provision unless otherwise expressly provided. No waiver of a breach of a provision of this Master Purchase Agreement will constitute a waiver of any subsequent breach of such provision. The failure of a Party to require performance by the other Party of any provision of this Master Purchase Agreement will in no way affect the full right to require such performance at any time thereafter.

17.7                        Severability. If all or any portion of the provisions of this Master Purchase Agreement would otherwise be invalid or unenforceable as a result of the application of any law or the determination of a court of competent jurisdiction, the portions which would otherwise be held invalid or unenforceable but no others will, automatically and without further act on the part of the Parties to this Master Purchase Agreement, be reduced in scope to such an extent that the same would be valid and enforceable.

17.8                        Further Assurances. The Parties to this Master Purchase Agreement will with reasonable diligence do all such things and provide all such reasonable assurances as may be required to consummate the transactions contemplated hereby, and each Party will provide such further documents or instruments required by any other Party as may be reasonably necessary or desirable to affect the purpose of this Master Purchase Agreement and carry out its provisions.

17.9                        Force Majeure. Neither Party will be liable for any failure to perform its obligations hereunder, other than payment obligations, due to unforeseen circumstances or causes beyond the Party’s reasonable control, including, without limitation, acts of God, war, riot, embargoes, acts of civil or military authorities, acts of terrorism or sabotage, electronic viruses, worms or corrupting microcode, fire, flood, earthquake, accident, strikes, radiation, inability to secure transportation, failure of communications or electrical lines, facilities, fuel, energy, labour or materials. In an event of force majeure, either Party’s time for delivery or other performance will be extended for a period equal to the duration of the delay caused thereby. The Party subject to the force majeure shall (A) give notice of suspension of its obligations as soon as reasonably practicable stating the date and extent of such suspension and the cause thereof, (B) use its best efforts to remedy or remove such force majeure with the least practicable delay, and (C) resume the performance of its obligations as soon as reasonably practicable after the remediation or removal of the cause.  Notwithstanding anything to the contrary herein, if an event of force majeure can reasonably be expected to prevent the affected Party from performing its obligations for a period of at least six (6) months, then the other Party may terminate this Agreement upon not less than fifteen days written notice to the affected Party.

17.10                 Non-assignability and Binding Effect. Neither Party will assign, sell, transfer, delegate or otherwise dispose of, whether voluntarily or involuntarily, by operation of law or otherwise, this Master Purchase Agreement or any of its rights or obligations under this Master Purchase Agreement without the prior written consent of the other Party. Any purported assignment, sale, transfer, delegation or other disposition, except as expressly permitted by this Master Purchase Agreement, will be null and void. Subject to the foregoing, this Master Purchase Agreement will be binding upon and will inure to the benefit of the Parties and their respective successors and permitted assigns. Notwithstanding anything herein, each party shall have the right to assign this Master Purchase Agreement as part of a corporate restructure, merger, or acquisition of greater than fifty percent (50%) of its controlling equity, or sale of all or substantially all of its assets or business to which this Agreement relate, without the consent of the other party.

17.11                 Interpretation. The headings and captions used in this Master Purchase Agreement are for reference purposes only and will not be used in the interpretation of this

Master Purchase Agreement. Except as otherwise provided or unless the context otherwise requires, whenever used in this Master Purchase Agreement, (A) any noun or pronoun shall be deemed to include the plural and the singular, (B) the use of masculine pronouns shall include the feminine and neuter, (C) the terms “include” and “including” shall be deemed to be followed by the phrase “without limitation,” (D) the word “or” shall be inclusive and not exclusive and is deemed to have the meaning “and/or,” (E) all references to Sections refer to the Sections of this Master Purchase Agreement and all references to Exhibits refer to the Exhibits attached to this Master Purchase Agreement (each of which is made a part of this Agreement for all purposes), (F) each reference to “herein” means a reference to “in this Master Purchase Agreement,” (G) each reference to “$” or “dollars” shall be to United States dollars, (H) each reference to “days” shall be to calendar days, and (I) each reference to any contract or agreement shall be to such contract or agreement as amended, supplemented, waived or otherwise modified from time to time.

17.12                 Official Language. The official and controlling language of this Master Purchase Agreement and all dealings and writings between the parties related to it will be English regardless of whether any translations in one or more different languages are prepared for the convenience of others.

17.13                 Counterparts. This Master Purchase Agreement may be executed in multiple counterparts, each of which will be deemed an original and all of which together will constitute one instrument. Counterparts may be delivered via facsimile transmission, electronic mail (including pdf or any electronic signature comply with the U.S. Federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

IN WITNESS WHEREOF the Parties have entered into this Master Purchase Agreement as of the Effective Date.

RED.com, LLC

By:	/s/ Peter Coleman
Name: Peter Coleman
Title: CFO/COO
Date: November 23, 2017

CloudMinds (Hong Kong) Limited

By:	/s/ Robert Zhang
Name: Robert Zhang
Title: Cofounder
Date: November 23, 2017